Exhibit 10.2

Series One Stock Acquisition Rights Allotment Agreement

HELLONET, Inc. (the “Company”) and (“Awardee”) hereby enter into an agreement concerning the allotment of stock acquisition rights in accordance with Article 238, Paragraph 2 of the Companies Act, as follows:

Article 1 (Allotment of Stock Acquisition Rights)

1. The Company shall allot the number of stock acquisition rights to be issued in accordance with the attached terms of issuance (hereinafter referred to as the “Terms and Conditions”) based on the resolution of the board of directors’ meeting held on August 24, 2015, and as set forth in Paragraph 2.

2. The number of stock acquisitions rights to be allotted to Awardee (hereinafter referred to as the “Stock Acquisitions Rights”) shall be .

Article 2 (Payment for Allotment of Stock Acquisition Rights)

1. Awardee shall not be required to pay any amounts in exchange for the Stock Acquisition Rights.

Article 3 (Eligibility Requirements for Exercising Rights)

1. With respect to the exercise of the Stock Acquisition Rights, Awardee shall comply with the conditions set forth in each of the following items.

(1)	In addition to the restrictions on the exercise period set forth in the Terms and Conditions, the Stock Acquisition Rights must be exercised during the period commencing from the date on which two (2) years have elapsed from the date of approval by the board of directors and ending on the date that is ten (10) years from the date of approval by the board of directors.
(2)	Awardee shall not make any payment for exercise of the Stock Acquisition Rights in excess of 12,000,000 yen from January 1st to December 31st of each year.
(3)	The “Exercise Price” of the Stock Acquisition Rights shall be 116,600 yen.
(4)	The common shares acquired through the exercise of rights shall be held at the brokerage firm established in accordance with Article 5, Paragraph 2 in the name of the individual who acquired the rights.

2. The Company, shall deliver common shares to Awardee upon exercise of the Stock Acquisition Rights in accordance with the provisions of Article 238(1) of the Companies Act and the Terms and Conditions.

Article 4. (Other Conditions for the Exercise of Rights)

1. Awardee may exercise all or part of the allotted number of the Stock Acquisition Rights. However, Awardee may not exercise the Stock Acquisition Rights in fractions of one (1) Stock Acquisition Right.

2. Awardee shall not transfer the Stock Acquisition Rights or grant any security interest in the Stock Acquisition Rights.

3. Awardee shall not be able to exercise the Stock Acquisition Rights if any the following conditions are met.

(1)	If sentenced to imprisonment or a more severe punishment.
(2)	If the employee has received two or more disciplinary actions or more severe punishment.
(3)	In the event of death before the start of the exercise period specified in Article 3, Paragraph 1.
(4)	In the event that Awardee requests to forfeit all or part of the Stock Acquisition Rights in writing as prescribed by the Company.
(5)	In addition to the conditions set forth above, in the event of a breach of laws and regulations, internal Company rules, or a breach of trust by Awardee against the Company, and the Company notifies Awardee that it will not approve the exercise of the Stock Acquisition Rights.

4. The Company may cancel the Stock Acquisition Rights upon meeting the conditions set forth in the preceding paragraph.

Article 5. (Method of Exercising the Rights)

1. When exercising the Stock Acquisition Rights, Awardee shall pay the amount due into the bank account designated by the Company and submit a written request in the prescribed form to the Company.

2. When exercising the rights under the preceding paragraph, Awardee shall open a custodial account in Awardee’s name at the brokerage firm in the manner prescribed by the Company.

3. After confirming the details of each of the preceding items, the Company shall deliver the share certificates to Awardee by transferring them to the account in Awardee’s name at the brokerage firm opened in accordance with the preceding paragraph.

Article 6. (Treatment of Withholding Tax)

1. If income tax is imposed on the acquisition of common shares by the exercise of the Share Acquisition Rights without the exception under Article 29(2) of the Act on Special Measures Concerning Taxation, Awardee shall pay the amount to be withheld by the Company in accordance with the relevant laws and regulations at the time of the exercise of the Stock Acquisition Rights.

2. Awardee may not exercise the Stock Acquisition Rights unless Awardee has made the payment prescribed in the preceding paragraph.

Article 7 (Treatment After Employment Termination)

1. Upon employment termination, Awardee shall notify the Company of his or her post-termination address in the form prescribed by the Company. The same shall apply if Awardee changes his or her post-termination address during the exercise period associated with the Stock Acquisition Rights.

2. If Awardee moves out of the country during the exercise period after termination, Awardee shall notify the Company of Awardee’s domestic address in writing as prescribed by the Company.

3. In the event that Awardee fails to notify Awardee in accordance with the preceding paragraphs, the address at the time of resignation shall be deemed to be the post-termination address.

Article 8 (Exercise of Rights by Successors)

1. When the successors of Awardee exercise Stock Acquisition Rights, Awardee shall comply with the provisions of Paragraph 2 below. However, this shall not apply in the event that Awardee has informed the Company in writing as prescribed by the Company that Awardee does not wish his or her successors to exercise the rights.

2. The successors of Awardee shall jointly notify the Company of each of the following items in the form prescribed by the Company promptly after receiving the Stock Acquisition Rights.

(1)	Date of the transfer by succession.
(2)	Details of the agreement on the division of property concerning the Stock Acquisition Rights and the effective date.
(3)	The name and address of the successor who receives the Stock Acquisition Rights (hereinafter referred to as the “Successor”).
(4)	Name and address of the representative of the Successors (hereinafter referred to as the “Representative of the Successors”) (if the Representative of the Successors resides outside of Japan, the contact address in Japan).
(5)	Any matters determined by Awardee in addition to the preceding items.

3. When submitting the notification from the preceding paragraph, a certified copy of the family register, a written agreement on the division of property, and other documents designated by Awardee must be attached to the notification.

4. The Successors shall jointly exercise the Stock Acquisition Rights and other rights prescribed in this agreement through the Representative of the Successors. The Representative of the Successors shall have the authority to represent all the Successors in exercising or waiving the Stock Acquisition Rights and in all other matters relating to this agreement.

5. The Successors shall be jointly and severally responsible for paying the Exercise Price for the Stock Acquisition Rights and any other obligations of Awardee with respect to this agreement.

6. In the event of a change in any of the matters set forth in Paragraph 2, Items (3) through (5), during the exercise period, the Successor to the Stock Acquisition Rights shall promptly notify the Company of such matters in writing as prescribed by the Company.

7. In the event of a death of a Successor, no other successors shall receive the Stock Acquisition Rights. In the event of the death of all the Successors during the exercise period, the Stock Acquisition Rights shall be automatically cancelled.

8. The Successor shall be deemed to be Awardee with respect to the application of Articles 3 through 5 of this Agreement.

Article 9 (Notifications)

1. The Company shall notify Awardee and the Successors in the manner set forth in each of the following items.

(1)	If Awardee remains an employee, the Company shall deliver written notification to Awardee in person.
(2)	In the event of employment termination or death of Awardee, the Company shall deliver the written notification to the address of Awardee, his or her Successors, the Representative of the Successors, or the contact in Japan.

2. The notification referred to in Item (2) of the preceding paragraph shall be deemed to have arrived at the address or domestic contact of Awardee or the Representative of the Successors at the time it should normally arrive.

Article 10 (Authority to Enact Regulations)

1. The Company may establish, amend or repeal the “Regulations Concerning the Stock Acquisition Rights Allotment Agreement” (hereinafter referred to as the “Regulations”) in order to stipulate the details concerning the implementation of this agreement.

2. When the Company establishes, amends, or repeals the Regulations in accordance with the preceding paragraph, the Company shall promptly give public notice thereof.

3. The public notice set forth in the preceding paragraph shall be given by the Company by posting the relevant matters at its head office.

4. Awardee and the Representative of the Successors may ask the Company to inspect the Regulations during business hours and may make copies at his or her own expense.

Article 11 (Amendments)

1. In the event that any provision of this agreement is found not to conform with the provisions of the Income Tax Act, the Corporation Tax Act, or any other tax laws, or does not conform with such provisions due to an amendment to this agreement, the Company may amend the relevant provisions by notifying Awardee or the Representative of the Successors. The same shall apply in the event that the provisions are found to be or become non-conforming to the Companies Act, the Financial Instruments and Exchange Act, or other related laws and regulations.

2. In addition to the case of the preceding paragraph, the Company may, if it deems necessary, propose amendments to this agreement to Awardee or the Representative of the Successors.

3. If neither Awardee nor the Representative of the Successors submits an objection in writing to the Company within three (3) weeks after the proposal in the preceding paragraph with the relevant grounds, this agreement shall be deemed to have been automatically modified in accordance with the Company’s proposal.

Article 12 (Tax Treatment)

1. Awardee and his or her Successor shall pay at his or her own expense all income taxes and other taxes due as a result of the acquisition and exercise of the Stock Acquisition Rights and the sale of Awardee’s common shares acquired through the exercise of the Stock Acquisition Rights.

Article 13 (Resolution of Other Matters)

1. The Company and Awardee or the Representative of the Successors shall consult in good faith with respect to the handling of any matter not provided for in this agreement or the Regulations. If Awardee or the Representative of the Successors does not agree to such consultation, or if an agreement cannot be reached after consultation, the Company shall resolve such matter.

In witness whereof, the parties hereto have executed this agreement, the original of which is in the possession of the Company and a copy of which is in the possession of Awardee.

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The Company:

Shibuya Park Plaza 4F, 8-8, Shibuya, Shibuya-ku, Tokyo, Japan
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Awardee:

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